Exhibit 10.5

INFORMATICA INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made by and between Informatica Inc., a Delaware corporation (the “Company”), and                      (“Executive”), effective as of                     (the “Effective Date”).

This Agreement provides certain protections to Executive in connection with an involuntary termination of Executive’s employment with the Company under the circumstances described in this Agreement, including in connection with a change in control of the Company. Certain capitalized terms used in this Agreement are defined in Section 8 below.

The Company and Executive agree as follows:

1.    Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. No payments, benefits, or provisions under this Agreement will confer upon Executive any right to continue Executive’s employment with the Company, nor will they interfere with or limit in any way the right of the Company or Executive to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

3.    Change in Control. In the event of a Corporate Transaction (as defined in the Plan), to the extent provision has not been made for any of Executive’s Awards granted under the Plan to be assumed or continued, or substituted with substantially equivalent new awards, then such portion of such Awards not so assumed, continued or substituted, that is outstanding and unvested as of immediately prior to the completion of the Corporate Transaction, will accelerate vesting in full, provided that, with respect to any Awards (or portions thereof) that otherwise would be Performance-Based Awards as of immediately prior to the completion of the Corporate Transaction not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

4.    Severance Benefits.

4.1.    Qualifying Termination Outside of the Change in Control Period. In the event of a Qualifying Termination that occurs other than during the Change in Control Period, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:

4.1.1.    Salary Severance. A single, lump sum, cash payment equal to seventy-five percent (75%) of Executive’s Salary.

4.1.2.    COBRA Severance. Subject to Executive timely electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and further subject to Section 6.3, the Company will pay the premiums required for continued coverage pursuant to COBRA under the Company’s group health, dental and vision care plans for Executive and any of Executive’s eligible dependents, as applicable (the “COBRA Severance”), until the earliest of: (a) twelve (12) months following the date of the Qualifying Termination, (b) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (c) the expiration of Executive’s (and any of Executive’s eligible dependents, as applicable) eligibility for continuation coverage under COBRA.

4.1.3.    Post-Termination Exercisability Period of Options. Subject to Section 6.4, the post-termination exercise period of Executive’s Awards that are stock options that are outstanding and vested as of the date of Executive’s Qualifying Termination (or that otherwise vest as a result of such Qualifying Termination) will be extended to a period of one (1) year following the date of such Qualifying Termination (the “Exercise Period Extension”).

4.2.    Qualifying Termination During the Change in Control Period. In the event of a Qualifying Termination that occurs during the Change in Control Period, Executive will receive the following payments and benefits from the Company, subject to the requirements of this Agreement:

4.2.1.    Salary Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of Executive’s Salary.

4.2.2.    Target Bonus Severance. A single, lump sum, cash payment equal to one hundred percent (100%) of Executive’s Target Bonus.

4.2.3.    COBRA Severance. Subject to Executive timely electing continuation coverage under COBRA and further subject to Section 6.3, the Company will provide COBRA Severance until the earliest of: (a) twelve (12) months following the date of the Qualifying Termination, (b) the date on which Executive and Executive’s eligible dependents (as applicable) become covered under similar plans, or (c) the expiration of Executive’s (and any of Executive’s eligible dependents, as applicable) eligibility for continuation coverage under COBRA.

4.2.4.    Equity Awards.

4.2.4.1.    Vesting Acceleration of Awards. Vesting acceleration of one hundred percent (100%) of any Awards that are outstanding and unvested as of the date of the Qualifying Termination; provided that with respect to any Award (or portion thereof) that is a Performance-Based Award as of the later of the date of the Qualifying Termination or immediately prior to the Change in Control, the vesting acceleration will be applied to such Award (or portion thereof) by treating all performance goals or other vesting criteria as being deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. For the avoidance of doubt, in the event of Executive’s Qualifying Termination that occurs prior to a Change in Control, any then outstanding and unvested portion of Executive’s Awards will remain outstanding (and unvested) until the earlier of (x) three (3) months following the Qualifying Termination, or (y) a Change in Control that occurs within three (3) months following the Qualifying Termination, solely so that any benefits due on a Qualifying Termination can be provided if the Qualifying Termination occurs during the Change in Control Period (provided that in no event will Executive’s stock option Awards or similar Awards remain outstanding beyond the Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of Executive’s Awards automatically and permanently will be forfeited on the date three (3) months following the date of the Qualifying Termination without having vested.

4.2.4.2.    Post-Termination Exercisability Period of Options. Subject to Section 6.4, Executive will receive the Exercise Period Extension.

4.3.    Termination Other Than a Qualifying Termination. If the termination of Executive’s employment does not constitute a Qualifying Termination, then Executive will not be entitled to receive any severance or other benefits in connection with such termination except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or programs.

4.4.    Non-duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Termination that occurs during the period within three (3) months prior to a Change in Control, any severance payments and benefits to be provided to Executive under Section 4.2 will be reduced by any amounts that already were provided to Executive under Section 4.1. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

4.5.    Death of Executive. In the event of Executive’s death before all payments or benefits Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to Executive’s designated beneficiary, if living, or otherwise to Executive’s personal representative in accordance with the terms of this Agreement.

5.    Accrued Compensation. On any termination of Executive’s employment with the Company, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

6.    Conditions to Receipt of Severance.

6.1.    Separation Agreement and Release of Claims. Executive’s receipt of any severance payments or benefits upon a Qualifying Termination under Section 4 is subject to Executive signing and not revoking the Company’s then standard separation agreement and release of claims with the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of the Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the severance payments or benefits under Section 4.

6.2.    Payment Timing. Any lump sum cash severance payments under Section 4 relating to salary severance and any bonus severance will be provided to Executive on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable

(or with respect to such payments under Section 4.2, if later, on the date of the Change in Control), subject to any delay required by Section 6.5 below. Any Awards that are restricted stock units and/or similar full value awards (“Full Value Awards”) that accelerate vesting under Section 4.2.4 will be settled, subject to any delay required by Section 6.5 below (or the terms of the Full Value Award agreement or other Company plan, policy, or arrangement governing the settlement timing of the Full Value Award to the extent such terms specifically require any such delay in order to comply with the requirements of Section 409A, as applicable), (a) on a date within ten (10) days following the date the Release becomes effective and irrevocable, or (b) if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on the date of completion of the Change in Control.

6.3.    COBRA Severance Limitations. If the Company determines in its sole discretion that it cannot provide the COBRA Severance without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Severance, subject to any delay required by Section 6.5 below, the Company will provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence in this Section 6.3), in an amount equal to the monthly COBRA premium that would be required to continue coverage under the Company’s group health, dental and vision care plans for Executive and Executive’s eligible dependents, as applicable, as in effect on the date of the Qualifying Termination, in each case, which amount will be based on the premium rates applicable for the first month of COBRA Severance for Executive and any eligible dependents of Executive (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (a) the date upon which Executive obtains other employment, or (b) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Severance period set forth in clause (a) of Section 4.1.2 or 4.2.3, as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive the COBRA Replacement Payments or any further COBRA Severance.

6.4.    Post-Termination Exercise Period Expiration. Notwithstanding Sections 4.1.3 and 4.2.4.2, in the event that a post-termination exercise period applies to an option Award under its applicable Award agreement or other written agreement governing its terms that is longer than the period of the Exercise Period Extension, such longer period will continue to apply to such option Award and the Exercise Period Extension will not supersede or cause any modification to such longer period. Notwithstanding Sections 4.1.3 or 4.2.4.2, or any applicable Award agreement or other written agreement governing the terms of the Awards, in the event that Executive breaches any material term of the Confidentiality Agreement, the post-termination exercise period will terminate immediately, or if later, the date sixty (60) days following the date of Executive’s Qualifying Termination. Further, in no event will any such Award be exercisable beyond its maximum term to expiration and any such Award will be subject to earlier termination in accordance with the terms of the equity plan under which it was granted.

6.5.    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of Executive’s employment or similar phrases used in this Agreement will mean Executive’s “separation from service” within the meaning of Section 409A.

6.5.1.    Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 6.5.

6.5.2.    Notwithstanding any provisions to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then any payments or benefits under this Agreement that constitute Deferred Payments payable within the first six (6) months after Executive’s separation from service instead will be payable on the date six (6) months and one (1) day after Executive’s separation from service; provided that in the event of Executive’s death within such six (6) month period, any payments delayed by this Section 6.5.2 will be paid to Executive in a lump sum as soon as administratively practicable after the date of Executive’s death. To the extent that the delay described in the immediately preceding sentence does not apply but Executive’s Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the Release Deadline Date.

6.5.3.    The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will Executive have any discretion to choose Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

7.    Limitation on Payments.

7.1.    Reduction of Severance Benefits. If any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by

Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). If two or more equity awards are granted on the same date, each award will be reduced on a prorated basis. In no event will Executive have any discretion with respect to the ordering of Payment reductions. Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and neither the Company nor any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Executive for any of those payments of personal tax liability.

7.2.    Determination of Excise Tax Liability. Unless the Company and Executive otherwise agree in writing, any determinations required under this Section 7 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 7. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 7. The Company will have no liability to Executive for the determinations of the Firm.

8.    Definitions.

8.1.    “Award” means stock options and other equity awards covering shares of Company common stock granted to Executive.

8.2.    “Board” means the Company’s Board of Directors.

8.3.    “Cause” means: (i) Executive’s act of dishonesty or fraud in connection with the performance of Executive’s responsibilities to the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure (for a reason other than Executive’s death or

Disability) to perform Executive’s reasonable duties or responsibilities, (iv) Executive’s material violation or breach of this Agreement, the Employment Letter, or the Confidentiality Agreement, or (v) if such termination occurs other than during the Change in Control Period, Executive’s material breach of the Company’s Code of Business Conduct, human resources rules, policies and/or restrictions relating to harassment, discrimination and/or any other actions that create a hostile work environment; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive thereafter will have thirty (30) days to cure such event.

8.4.    “Change in Control” means the first occurrence of any of the following events on or after the Effective Date:

8.4.1.    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this Section 8.4.1. For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

8.4.2.    Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 8.4.2, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

8.4.3.    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 8.4.3, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (a) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (b) a transfer of assets by the Company to: (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this Section 8.4.3(b)(iii). For purposes of this Section 8.4.3, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change in Control definition under Section 8.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The reorganization of the Company in connection with the effectiveness of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities, will not qualify as a Change in Control for purposes of this Agreement.

8.5.    “Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control.

8.6.    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

8.7.    “Confidentiality Agreement” means Executive’s [Employee Proprietary Information and Inventions Agreement or Confidentiality and Intellectual Property Agreement] entered into with the Company dated [Date].

8.8.    “Director” means a member of the Board.

8.9.    “Disability” means total and permanent disability as defined in Code Section 22(e)(3).

8.10.    “Employment Letter” means that certain confirmatory employment letter agreement entered into by and between the Company and Executive dated [Date].

8.11.    “Good Reason” means Executive’s termination of Executive’s employment with the Company within sixty (60) days following the expiration of the Company’s Cure Period (as defined below) following the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s position or duties; (b) a material reduction in Executive’s base salary other than a one-time reduction of not more than ten percent (10%) that also is applied to substantially all of the Company’s other executive officers; (c) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers; or (d) relocation of Executive’s primary place of business for the performance of Executive’s duties to the Company to a location that is more than thirty-five (35) miles from its prior location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice identifying the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days following the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice (the “Cure Period”). To the extent Executive’s primary place of business is not the Company’s corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Executive, Executive’s primary place of business, from which a change in location under the foregoing clause (d) will be measured, will be considered the Company’s office or facility location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

8.12.    “Performance-Based Awards” means Awards held by Executive that are subject to achievement of any performance-based or other similar vesting criteria (without regard to whether such Award also may be subject to any continued service-based vesting criteria).

8.13.    “Plan” means the Company’s Third Amended and Restated Ithacalux Topco S.C.A. Equity Incentive Plan, as may be amended from time to time.

8.14.    “Qualifying Termination” means a termination of Executive’s employment with the Company either (a) by the Company without Cause and other than due to Executive’s death or Disability, or (b) by Executive for Good Reason.

8.15.    “Salary” means Executive’s annual base salary in effect immediately prior to Executive’s Qualifying Termination (or, if the termination is due to a resignation for Good Reason based on a material reduction in Executive’s base salary, then Executive’s annual base salary in effect immediately prior to the reduction) or, if Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, Executive’s annual base salary in effect immediately prior to the Change in Control.

8.16.    “Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

8.17.    “Target Bonus” means Executive’s annual (or annualized, as applicable) target bonus in effect immediately prior to Executive’s Qualifying Termination or, if greater, Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.

9.    Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the

Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.    Notice.

10.1.    General. All notices and other communications required or permitted under this Agreement will be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) twenty-four (24) hours after confirmed facsimile transmission, (d) one (1) business day after deposit with a recognized overnight courier, or (e) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed: (i) if to Executive, at the address Executive will have most recently furnished to the Company in writing, (ii) if to the Company, at the following address:

Informatica Inc.

2100 Seaport Boulevard

Redwood City, California 94063

Attention: Chief Legal Officer or General Counsel

10.2.    Notice of Termination. Any termination of Executive’s employment by the Company for Cause will be communicated by a notice of termination of Executive’s employment to Executive, and any termination by Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 10.1. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period, except as set forth in Section 8.11).

11.    Resignation. The termination of Executive’s employment for any reason also will constitute, without any further required action by Executive, Executive’s voluntary resignation from all officer and/or director positions held at the Company or any of its subsidiaries or affiliates, and at the Board’s request, Executive will execute any documents reasonably necessary to reflect the resignations.

12.    Miscellaneous Provisions.

12.1.    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that Executive may receive from any other source, except that reductions may be made as specified in Sections 4.4, 6.3, 6.4, 6.5.3, and 7.

12.2.    Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than Executive) and by Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.3.    Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Agreement.

12.4.    Entire Agreement. This Agreement, together with the Employment Letter, the Confidentiality Agreement, and the Plan and award agreements thereunder governing Executive’s Awards, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement.

12.5.    Governing Law. This Agreement will be governed by the laws of the State of Delaware but without regard to the conflict of laws provision. To the extent that any lawsuit is permitted with respect to any provisions under this Agreement, Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed against Executive by the Company.

12.6.    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

12.7.    Withholding. The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

12.8.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	INFORMATICA INC.

By:
[Name]

Title:

Date:

EXECUTIVE
[Name]

Date: